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                                                                   EXHIBIT 14(A)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Shareholders and Board of Trustees
The Travelers Series Trust:

We consent to the incorporation by reference, in this registration statement, of our report dated February 18, 2005, on the statement of assets and liabilities, including the schedule of investments, of Lazard International Stock Portfolio (presently Mondrian International Stock Portfolio), a series of The Travelers Series Trust, as of December 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement.


                                                    /s/ KPMG LLP

New York, New York
December 13, 2005